Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, April 14, 2009
COMMERCE BANCSHARES, INC. ANNOUNCES
FIRST QUARTER EARNINGS
     Commerce Bancshares, Inc. announced earnings of $.40 per share for the three months ended March 31, 2009 compared to $.84 per share in the first quarter of 2008. Net income for the first quarter amounted to $30.8 million compared to $64.2 million in the same period last year. The first quarter last year included a $22.2 million pre-tax cash gain on the sale of VISA Inc. (VISA) stock and the reversal of certain VISA litigation charges totaling $8.8 million pre-tax, which had the effect of increasing earnings per share by approximately $.26. For the quarter, the return on average assets totaled .73% and the return on average equity was 7.8%. At quarter end, the ratio of tangible common equity to total assets was 8.2%.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “Net income for the first quarter 2009 was down from the previous year mainly due to an increase in our loan loss provision resulting from higher credit losses created by current economic conditions. In the current quarter the loan loss provision increased $23.2 million over the same period last year and $1.8 million compared to the previous quarter. At March 31, 2009, the allowance for loan losses totaled $180.9 million, an increase of $8.2 million during the quarter, and represents 164% of our total non-accrual loans and 1.65% of outstanding loans.
     Further, Mr. Kemper noted, “In this environment our balance sheet has remained strong, liquidity continues to improve and our key business units are operating within plan. During the quarter, average deposits grew 6.5% on strong growth from both consumers and businesses, which increased earning assets. Also net interest income this quarter increased by 7% over the same period last year due to higher earning assets and a stable net interest margin. Non-interest income, while essentially flat with the previous year, totaled $92.4 million and amounted to 38% of total revenue. Non-interest expense, exclusive of the VISA indemnification noted above in 2008, grew by only 2.6%.”
     Total assets at March 31, 2009 were $17.9 billion, total loans were $11.4 billion, and total deposits were $14.0 billion. Also, in February 2009, the Company entered into an equity distribution agreement with a broker dealer pursuant to which the Company may, from time to time, offer and sell shares of the Company’s common stock having aggregate proceeds of up to $200 million.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/08	3/31/09	3/31/08
Non-Accrual Loans	$72,896	$110,019	$25,190
Foreclosed Real Estate	$6,181	$8,666	$10,639
Total Non-Performing Assets	$79,077	$118,685	$35,829
Non-Performing Assets to Loans	.70%	1.08%	. 33%
Non-Performing Assets to Total Assets	.45%	.66%	.21%
Loans 90 Days & Over Past Due — Still Accruing	$39,964	$51,411	$25,759
     This financial news release, including management’s discussion of first quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	December 31	March 31	March 31
(Unaudited)	2008	2009	2008
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$156,289	$150,015	$140,107
Taxable equivalent net interest income	161,037	153,942	143,697
Non-interest income	85,226	92,431	92,160
Investment securities gains (losses), net	4,814	(2,172)	23,323
Provision for loan losses	41,333	43,168	20,000
Non-interest expense	143,688	152,886	140,181
Net income	43,836	30,836	64,167
Cash dividends	18,052	18,260	17,985
Net total loan charge-offs	24,745	34,919	11,897
Business charge-offs (recoveries)	2,099	3,842	(509)
Real estate — construction and land charge-offs	4,021	9,226	774
Real estate — business charge-offs	978	776	902
Consumer credit card charge-offs	8,674	10,763	6,593
Consumer charge-offs	6,901	9,333	3,956
Home equity charge-offs (recoveries)	91	300	(6)
Real estate — personal charge-offs	1,358	545	101
Overdraft charge-offs	623	134	86
Per common share:
Net income — basic	$0.58	$0.41	$0.85
Net income — diluted	$0.57	$0.40	$0.84
Cash dividends	$0.238	$0.240	$0.238
Diluted wtd. average shares o/s	76,178	76,007	75,907

RATIOS
Average loans to deposits (1)	91.09%	87.23%	91.78%
Return on total average assets	1.04%	0.73%	1.59%
Return on total average equity	10.82%	7.82%	16.52%
Non-interest income to revenue (2)	35.29%	38.12%	39.68%
Efficiency ratio (3)	59.02%	62.58%	59.87%

AT PERIOD END
Book value per share based on total equity	$20.84	$21.19	$20.95
Market value per share	$43.95	$36.30	$40.03
Allowance for loan losses as a percentage of loans	1.53%	1.65%	1.30%
Tier I leverage ratio	9.06%	8.93%	8.88%
Tangible equity to assets ratio (4)	8.25%	8.24%	8.62%
Common shares outstanding	75,790,948	75,992,925	75,447,078
Shareholders of record	4,512	4,595	4,598
Number of bank/ATM locations	368	370	362
Full-time equivalent employees	5,217	5,222	5,128

OTHER YTD INFORMATION		March 31	March 31
		2009	2008
High market value per share		$44.41	$43.43
Low market value per share		$27.80	$36.19

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(In thousands, except per share data)	2008	2009	2008
Interest income	$209,628	$193,874	$222,553
Interest expense	53,339	43,859	82,446

Net interest income	156,289	150,015	140,107
Provision for loan losses	41,333	43,168	20,000

Net interest income after provision for loan losses	114,956	106,847	120,107

NON-INTEREST INCOME
Deposit account charges and other fees	27,172	25,592	27,075
Bank card transaction fees	28,843	27,168	26,308
Trust fees	19,377	18,873	20,113
Trading account profits and commissions	4,317	5,396	4,164
Consumer brokerage services	3,294	3,308	3,409
Loan fees and sales	(7,297)	2,961	2,140
Other	9,520	9,133	8,951

Total non-interest income	85,226	92,431	92,160

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment losses on securities	—	(21,885)	—
Less noncredit-related losses on securities not expected to be sold	—	21,332	—

Net impairment losses	—	(553)	—
Realized gains (losses) on sales and fair value adjustments	4,814	(1,619)	23,323

Investment securities gains (losses), net	4,814	(2,172)	23,323

NON-INTEREST EXPENSE
Salaries and employee benefits	83,589	86,753	83,010
Net occupancy	11,582	11,812	12,069
Equipment	6,296	6,322	5,907
Supplies and communication	8,790	8,684	8,724
Data processing and software	14,436	14,347	13,563
Marketing	4,334	4,347	5,287
Indemnification obligation	(3,690)	—	(8,808)
Other	18,351	20,621	20,429

Total non-interest expense	143,688	152,886	140,181

Income before income taxes	61,308	44,220	95,409
Less income taxes	17,757	13,592	30,668

Net income before non-controlling interest	43,551	30,628	64,741
Less non-controlling interest expense (income)	(285)	(208)	574

Net income attributable to Commerce Bancshares, Inc.	$43,836	$30,836	$64,167

Earnings allocated to unvested restricted shareholders	$131	$134	$210

Earnings allocated to common stockholders	$43,705	$30,702	$63,957

Net income per common share — basic	$0.58	$0.41	$0.85

Net income per common share — diluted	$0.57	$0.40	$0.84

“Net income” used throughout this document refers to “Net income attributable to Commerce Bancshares, Inc.” as shown above.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2008	2009	2008
ASSETS
Loans	$11,283,246	$10,940,869	$10,933,431
Allowance for loan losses	(172,619)	(180,868)	(141,689)

Net loans	11,110,627	10,760,001	10,791,742

Loans held for sale	361,298	502,440	328,240
Investment securities:
Available for sale	3,630,753	4,550,908	3,413,816
Trading	9,463	15,808	16,337
Non-marketable	139,900	140,077	117,344

Total investment securities	3,780,116	4,706,793	3,547,497

Federal funds sold and securities purchased under agreements to resell	169,475	43,050	525,033
Interest earning deposits with banks	638,158	592,162	—
Cash and due from banks	491,723	374,748	684,798
Land, buildings and equipment — net	411,168	407,064	408,186
Goodwill	125,585	125,585	125,863
Other intangible assets — net	17,191	16,339	20,383
Other assets	427,106	419,275	336,058

Total assets	$17,532,447	$17,947,457	$16,767,800

LIABILITIES AND EQUITY
Deposits:
Non-interest bearing demand	$1,375,000	$1,507,168	$1,442,782
Savings, interest checking and money market	7,610,306	8,128,465	7,288,768
Time open and C.D.’s of less than $100,000	2,067,266	2,119,252	2,249,289
Time open and C.D.’s of $100,000 and over	1,842,161	2,202,726	1,610,226

Total deposits	12,894,733	13,957,611	12,591,065
Federal funds purchased and securities sold under agreements to repurchase	1,026,537	1,001,552	1,457,236
Other borrowings	1,747,781	847,275	781,864
Other liabilities	283,929	530,978	356,667

Total liabilities	15,952,980	16,337,416	15,186,832

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	379,505	380,550	359,782
Capital surplus	621,458	633,161	474,410
Retained earnings	633,159	645,736	715,511
Treasury stock	(761)	(990)	(673)
Accumulated other comprehensive income (loss)	(56,729)	(50,845)	29,091

Total stockholders’ equity	1,576,632	1,607,612	1,578,121
Non-controlling interest	2,835	2,429	2,847

Total equity	1,579,467	1,610,041	1,580,968

Total liabilities and equity	$17,532,447	$17,947,457	$16,767,800

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	December 31, 2008		March 31, 2009		March 31, 2008
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid
ASSETS:
Loans:
Business (A)	$3,389,273	4.52%	$3,340,514	3.61%	$3,503,869	5.60%
Real estate — construction and land	723,558	4.21	816,433	3.34	684,388	5.85
Real estate — business	2,285,336	5.76	2,140,638	5.10	2,233,985	6.49
Real estate — personal	1,543,282	5.67	1,620,844	5.72	1,526,240	5.95
Consumer	1,669,607	7.08	1,579,456	6.92	1,635,503	7.35
Home equity	494,217	4.58	504,820	4.31	458,794	6.03
Student	54,534	2.09	353,650	3.69	—	—
Consumer credit card	770,213	11.21	734,510	11.90	761,197	11.14
Overdrafts	10,553	—	8,388	—	14,118	—

Total loans	10,940,573	5.77	11,099,253	5.24	10,818,094	6.51

Loans held for sale	393,029	3.70	463,477	3.00	312,532	5.04
Investment securities:
U.S. government & federal agency	112,963	3.88	133,905	3.61	304,270	4.11
State & municipal obligations (A)	1,007,187	5.25	747,219	5.13	505,539	5.67
Mortgage and asset-backed securities	2,528,327	5.25	2,826,302	5.20	2,373,242	5.03
Other marketable securities (A)	72,489	7.07	142,166	5.84	113,995	4.95

Total available for sale securities (B)	3,720,966	5.24	3,849,592	5.15	3,297,046	5.04
Trading securities (A)	19,923	4.13	16,564	3.01	50,006	5.89
Non-marketable securities (A)	150,290	5.75	141,244	4.09	111,429	5.77

Total investment securities	3,891,179	5.25	4,007,400	5.11	3,458,481	5.08

Federal funds sold and securities purchased under agreements to resell	369,374	0.54	109,889	0.42	491,227	2.78
Interest earning deposits with banks	185,665	0.42	600,608	0.30	—	—

Total interest earning assets	15,779,820	5.40	16,280,627	4.93	15,080,334	6.03

Non-interest earning assets	1,014,636		911,422		1,148,000

Total assets	$16,794,456		$17,192,049		$16,228,334

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$402,130	0.19	$417,474	0.15	$381,498	0.38
Interest checking and money market	7,508,974	0.59	7,881,388	0.41	7,177,754	1.13
Time open & C.D.’s of less than $100,000	2,052,594	3.00	2,092,092	2.86	2,317,963	4.38
Time open & C.D.’s of $100,000 and over	1,787,116	2.88	2,093,235	2.19	1,589,816	4.38

Total interest bearing deposits	11,750,814	1.35	12,484,189	1.11	11,467,031	2.22

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,081,946	0.75	994,807	0.50	1,628,247	2.90
Other borrowings (C)	1,534,214	2.99	1,207,688	2.86	730,074	4.14

Total borrowings	2,616,160	2.06	2,202,495	1.80	2,358,321	3.29

Total interest bearing liabilities	14,366,974	1.48%	14,686,684	1.21%	13,825,352	2.40%

Non-interest bearing demand deposits	691,058		771,592		660,951
Other liabilities	124,265		134,965		179,851
Equity	1,612,159		1,598,808		1,562,180

Total liabilities and equity	$16,794,456		$17,192,049		$16,228,334

Net interest income (T/E)	$161,037		$153,942		$143,697

Net yield on interest earning assets		4.06%		3.83%		3.83%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	Unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

(C)	Interest expense capitalized on construction projects is not deducted from the interest expense shown above.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2009
For the quarter ended March 31, 2009, net income amounted to $30.8 million, a decrease of $33.3 million from the same quarter last year and a decrease of $13.0 million from the previous quarter. For the current quarter, the return on average assets was .73%, the return on average equity was 7.8%, and the efficiency ratio was 62.6%. The 1st quarter last year included a $22.2 million pre-tax gain on sale of VISA Inc. (VISA) common stock and the reversal of certain VISA litigation charges totaling $8.8 million pre-tax which had the effect of increasing earnings per share by $.26. The previous quarter included a pre-tax gain of $7.9 million on the sale of $369 million par value auction rate securities (ARS) and an impairment charge of $9.0 million related to certain other held for sale loans. In the current quarter, the Company increased its allowance for loan losses by $8.2 million and the provision for loan losses increased by $1.8 million over the previous quarter.
Balance Sheet Review
During the 1st quarter of 2009, average loans, excluding loans held for sale, increased $158.7 million, or 1.5%, compared to the previous quarter. Also, average loans increased $281.2 million, or 2.6%, this quarter compared to the same period last year. The increase in average loans compared to the previous quarter was mainly the result of the acquisition of $368 million in federally guaranteed student loans late in the 4th quarter 2008 which increased average balances by $299.1 million in the current quarter. Also, late in the 4th quarter 2008, the Company reclassified certain loans collateralized by land to either construction or personal real estate loans. The effect of this change, which was fully reflected in average balances in the 1st quarter of 2009, was to increase average construction and personal real estate loans by $105.3 million and $94.1 million, respectively, and decrease average business, consumer and business real estate loans by $37.0 million, $20.3 million and $142.1 million, respectively.
Exclusive of this change, the average balances for business and construction loans declined by $11.8 million and $12.4 million, respectively. This decline was reflective of lower customer line of credit usage and continued reductions in outstanding balances as customers have reacted to the difficult economy by reducing debt. Additionally, average balances for personal real estate, consumer and consumer credit card loans declined by $16.5 million, $69.9 million and $35.7 million, respectively, as loan pay-downs exceeded new loan originations for these products. The Company has reduced marketing efforts on both consumer credit cards and marine and RV lending products.
Available for sale investment securities (excluding fair value adjustments) increased on average by $128.6 million, to $3.8 billion this quarter compared with the previous quarter. The majority of this increase was the result of purchases of corporate, asset-backed and guaranteed mortgage-backed securities which increased average balances by $70.9 million, $39.3 million and $258.7 million, respectively. Offsetting these increases was the sale in December 2008 of ARS totaling $369 million which were included in state and municipal obligations.
Total average deposits increased $813.9 million, or 6.5%, during the 1st quarter of 2009 compared to the previous quarter, and increased $1.1 billion, or 9.3%, compared to the 1st quarter of 2008. Compared to the previous quarter, the increase in average deposits resulted mainly from increases in certificates of deposit ($345.6 million), interest checking and money market ($372.4 million) and non-interest bearing demand deposits ($80.5 million) and occurred in both consumer and corporate accounts. Approximately 38% of the increase over the previous quarter in interest checking and money market deposits and 66% of the increase in certificates of deposit were related to corporate customers. The average loans to deposits ratio in the current quarter was 87.2%, compared to 91.1% in the previous quarter.
During the current quarter, the Company’s average borrowings decreased $413.7 million compared to the previous quarter. This decrease was mainly the result of a decline in advances from the Federal Home Loan Bank (FHLB) of $238.2 million, coupled with a decline in average borrowings from the Federal Reserve’s Term Auction Facility (TAF) of $88.3 million. Additionally, average borrowings of federal funds purchased declined by $69.1 million.
Net Interest Income
Net interest income in the 1st quarter of 2009 amounted to $150.0 million, a decrease of $6.3 million, or 4.0%, compared with the previous quarter and an increase of $9.9 million, or 7.1%, compared to the 1st quarter of last year. During the 1st quarter of 2009, the net yield on earning assets (tax equivalent) was 3.83%, compared with 4.06% in the previous quarter and 3.83% in the same period last year.
The decrease of $6.3 million in net interest income in the 1st quarter of 2009 from the previous quarter was primarily the result of fewer days in the quarter, lower rates earned on loans and investment securities and higher average deposit balances. This was offset by lower average other borrowings and lower rates paid on interest bearing liabilities. Interest income on loans (tax equivalent) decreased by $15.3 million this quarter, due to fewer days in the quarter, lower average loan balances for most categories and lower rates, which continue to re-price downward. Interest income on investment securities decreased $916 thousand (tax equivalent) as a result of lower rates earned but offset by higher average balances of corporate bonds and mortgage and asset-backed investments. Additionally, the sale of ARS, as mentioned above, reduced interest on investment securities this quarter by $3.6 million.
Interest expense on deposits declined $5.7 million in the 1st quarter of 2009 compared with the previous quarter as a result of lower rates paid on all deposit products, but was partly offset by growth in balances, especially in average certificates of deposit balances which carry higher average rates. Interest expense on borrowings decreased $3.8 million due to lower rates, coupled with a reduction in average balances of federal funds purchased, FHLB advances, and borrowings from the TAF.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2009
The overall tax equivalent yield on interest earning assets in the 1st quarter of 2009 decreased 47 basis points from the previous quarter to 4.93%, while the overall cost of interest bearing liabilities decreased 27 basis points to 1.21%.
Non-Interest Income
For the 1st quarter of 2009, total non-interest income amounted to $92.4 million, a slight increase compared to $92.2 million in the same period last year. Also, 1st quarter non-interest income increased $7.2 million, or 8.5%, compared to $85.2 million recorded in the previous quarter, however, the previous quarter included an impairment charge of $9.0 million on certain held for sale student loans. The slight increase in non-interest income over the 1st quarter of 2008 resulted mainly from an increase in bond trading income and increases in bank card fees and loan fees and sales, but offset by reductions in deposit and trust fees.
Bank card fees for the quarter increased 3.3% over the 1st quarter of last year, primarily due to continued growth in transaction fees earned on corporate card (growth of 19.7%) and debit card (growth of 3.0%), but were negatively impacted by lower retail sales affecting both merchant and credit card fees. Trust fees for the quarter decreased 6.2% from the same period last year and reflected the impact that lower markets have had on trust assets this quarter. Deposit account fees declined 5.5% from the same period last year as a result of an 11.6% decline in overdraft fee income, partly offset by growth in corporate cash management fees of 10.3%. Bond trading income for the current quarter totaled $5.4 million, an increase of 29.6% over the same period last year, and loan fees and sales increased 38.4% as a result of higher mortgage banking revenue and increased gains on sales of student loans.
Investment Securities Gains and Losses
Net securities losses amounted to $2.2 million in the 1st quarter of 2009, compared to net gains of $4.8 million in the previous quarter and net gains of $23.3 million in the same quarter last year. As mentioned above, net gains in the 1st quarter 2008 included $22.2 million pre-tax gain on sale of VISA common stock.
During the current quarter, non-agency guaranteed mortgage- backed securities with a par value of $66.6 million were identified as other than temporarily impaired. The net credit related impairment loss on these securities amounted to $553 thousand which was recorded in the income statement. The non-credit loss on these securities, which was recorded in other comprehensive income, was $21.3 million.
The current quarter also included a loss of $1.6 million relating to fair value adjustments on certain private equity investments of the Company. Minority interest related to the fair value adjustments of the private equity investments totaled $208 thousand and is reflected on the income statement as “non-controlling interest” income in the current quarter.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $152.9 million, an increase of $12.7 million compared with amounts recorded in the same period last year. Included in non-interest expense in the 1st quarter last year was a net reduction of $8.8 million in certain VISA indemnification costs that did not reoccur in the current quarter. Exclusive of these items, non-interest expense in the current quarter grew 2.6% compared to the same period last year. Compared to the 1st quarter of last year, salaries and benefits expense increased $3.7 million, or 4.5%, resulting mainly from increased staffing, related to several growth initiatives, and higher pension costs. Full-time equivalent employees totaled 5,222 and 5,128 at March 31, 2009 and 2008, respectively.
Compared with the 1st quarter of last year, occupancy and marketing costs declined 2.1% and 17.8%, respectively, while the cost for supplies and communication was flat. Data processing and software costs increased 5.8% as a result of higher costs for several new software and servicing systems, but was offset by a slight reduction in bank card processing costs.
Income Taxes
The effective tax rate for the Company was 30.7% for the current quarter, compared with 29.0% in the previous quarter and 32.1% in the 1st quarter of 2008.
Credit Quality
Net loan charge-offs for the 1st quarter of 2009 amounted to $34.9 million, compared with $24.7 million in the prior quarter and $11.9 million in the 1st quarter of last year. The increase in net charge-offs in the 1st quarter of 2009 compared to the previous quarter was mainly the result of a $4.5 million increase in consumer and credit card loan losses (which totaled $20.1 million), higher losses on construction loans, which increased by $5.2 million, and an increase of $1.7 million in business loan net charge-offs. Combined net loan charge-offs for business, business real estate and construction loans totaled $13.8 million for the quarter compared to $1.2 million in the same quarter last year. The ratio of annualized net loan charge-offs to total average loans was 1.28% in the current quarter compared to .90% in the previous quarter.
For the 1st quarter of 2009, annualized net charge-offs on average consumer credit card loans increased to 5.94%, compared with 4.48% in the previous quarter and 3.48% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 2.40% of average consumer loans, compared to 1.64% in the previous quarter and .97% in the same quarter last year. The provision for loan losses for the current quarter totaled $43.2 million, and was $1.8 million higher than the previous quarter and $23.2 million higher than the 1st quarter of 2008. Higher levels of consumer losses coupled with growth in the Company’s loan watch list and higher commercial net charge-offs were the main reasons for the higher provision levels, as the Company increased the allowance for loan losses this quarter by $8.2 million. The allowance for loan losses at March 31, 2009 amounted to $180.9 million, or 1.65% of total loans, excluding loans held for sale, and was 164% of total non-accrual loans.
Total non-performing assets amounted to $118.7 million, an increase of $39.6 million over the previous quarter, and represented 1.08% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($110.0 million) and foreclosed real estate ($8.7 million). The increase in non-performing assets was mainly the result of placing an

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2009
additional $27.7 million in residential construction loans within our markets on non-accrual status. At March 31, 2009 non-accrual loans included residential construction loans totaling $75.0 million, after reflecting net charge-offs of $9.2 million this quarter. Loans past due more than 90 days and still accruing interest totaled $51.4 million at March 31, 2009, but include $14.8 million in guaranteed student loans that are being held to maturity.
Other
The Company’s purchases of treasury stock during the current quarter were not significant. In February 2009, the Company entered into an equity distribution agreement with a broker dealer pursuant to which the Company may, from time to time, offer and sell shares of the Company’s common stock having aggregate proceeds of up to $200 million. During the first quarter, the Company issued 2,900 shares.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.